EXHIBIT 12.

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

AMOUNTS IN 000'S, EXCEPT RATIOS.



                                                                                                               For the Nine Month
                                                                                                                  Period Ended
                                                    For the Twelve Month Period Ended December 31,                September 30,
                                          ---------------------------------------------------------------  -------------------------
                                              1992        1993        1994         1995         1996          1996         1997

EARNINGS:
     Income before taxes and cumulative
       effect of accounting change         $ 7,303     $ 9,808      $10,364      $(1,990)     $17,738        $12,692       $18,745
     Add:
       Adjustments related to equity in
       losses on non-consolidated
       subsidiaries(1)                         n/a         n/a          n/a          n/a        8,268          7,147        13,937
       Interest expense                        397       1,409        1,740        3,815        2,486          2,327            88
       Rent(2)                               3,200       3,100        3,541        3,738        4,100          3,096         2,873
                                          ----------  -----------  ----------  -----------   -----------   -----------    ----------

     Adjusted earnings               A      10,900      14,317       15,645        5,563       32,592         25,262        35,643

FIXED CHARGES:
     Interest Expense                          397       1,409        1,740        3,815        2,486          2,327            88
     Rent(2)                                 3,200       3,100        3,541        3,738        4,100          3,096         2,873
     Interest Capitalized                    3,500       5,492        4,599        5,654        7,084          5,209         6,637
                                          ----------  -----------  ----------  -----------  ------------   -----------   -----------
       Total                         B       7,097      10,001        9,880       13,207       13,670         10,632         9,598
                                          ==========  ===========  ==========  ===========   ===========   ===========   ===========

RATIO OF EARNINGS TO FIXED
  CHARGES:                         A/B        1.54        1.43         1.58           --         2.38           2.38          3.71
                                          ==========  ===========  ==========  ===========   ===========   ===========    ==========

          Deficiency of earnings
            to fixed charges.                   --          --           --        7,644           --             --            --


(1) Equity in losses of non-consolidated subsidiaries are excluded from earnings for computation of this ratio.
     Non-consolidated subsidiaries are: ORBCOMM Global Partners, L.P., ORBCOMM International Partners, L.P., and Orbital Imaging Corporation.

(2) One-third of rent expense is assumed to be representative of the interest factor included in such payments.